Exhibit 4.3

ELEVENTH SUPPLEMENTAL INDENTURE

ELEVENTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 17, 2015, between Huntington Ingalls Industries, Inc., a corporation organized under the laws of Delaware (the “Company”) and The Bank of New York Mellon, as trustee under the Indenture referred to below (the “Trustee”).

WITNESSETH

WHEREAS, the Company has heretofore executed and delivered to the Trustee an Indenture, dated as of March 11, 2011 (as amended, supplemented or otherwise modified through the date hereof, the “Indenture”), providing for the issuance of 7.125% Senior Notes due 2021 (the “Notes”);

WHEREAS, the Company has offered to purchase for cash any and all of the outstanding Notes (the “Tender Offer”) and requested that Holders of the Notes deliver their consents to, among other modifications, reduce the notice period required for optional redemptions, and eliminate substantially all of the restrictive covenants and certain events of default and related provisions contained in the Indenture with respect to the Notes pursuant to the Offer to Purchase and Consent Solicitation Statement, dated November 2, 2015 (as it may be amended or supplemented from time to time), and the related Letter of Transmittal (as it may be amended or supplemented from time to time);

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture with respect to the Notes, and the Notes with the consent of the Holders of a majority in principal amount of the Notes then outstanding;

WHEREAS, Holders of at least a majority in principal amount of the outstanding Notes have duly consented to the proposed amendments set forth in this Supplemental Indenture in accordance with Section 9.02 of the Indenture;

WHEREAS, all other conditions precedent provided under the Indenture have been complied with to permit the Company and the Trustee to enter into this Supplemental Indenture; and

WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Amendments.

(a) The Indenture is hereby amended with respect to the Notes, by deleting the following Section of Article 3 of the Indenture: 3.05(a), in its entirety, and replacing such Section with the following: “If the Company elects to redeem the Notes of a series, it must notify the Trustee of the redemption date and the principal amount of Notes of such series to be redeemed by delivering to the Trustee an Officers’ Certificate at least 30 days prior to, or if the Notes of such series are represented by one or more Global Notes, at least three Business Days prior to the date the notice of redemption is to be given to holders of Notes (unless a shorter period is satisfactory to the Trustee), such Officers’ Certificate to state that all conditions precedent provided for in the Indenture to such redemption have been complied with. If fewer than all of the Notes of a series are being redeemed, the Trustee will select the Notes of such series to be redeemed pro rata, by lot or by any other method the Trustee in its sole discretion deems fair and appropriate, in denominations of $2,000 principal amount and higher integral multiples of $1,000; provided, that the unredeemed portion of a Note must be in a minimum principal amount of $2,000; provided further, that if the Notes of such series are represented by one or more Global Notes, beneficial interests in such Notes will be selected for redemption by DTC in accordance with its standard procedures therefor. The Trustee will notify the Company promptly of the Notes or portions of Notes to be called for redemption. Notice of redemption must be sent by the Company to Holders whose Notes are to be redeemed at least three Business Days before the redemption date. At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Trustee, at least 15 days prior to, or if the Notes of such series are represented by one or more Global Notes, at least three Business Days prior to the date the notice of redemption is to be given to holders of Notes (unless a shorter period is satisfactory to the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in Section 3.05(b).”

(b) The Indenture is hereby amended with respect to the Notes, by deleting the following Section of Article 3 of the Indenture and all references thereto and obligations thereunder: 3.06, in its entirety, and replacing such Section with the following: “Intentionally omitted.”

(c) The Indenture is hereby amended with respect to the Notes, by deleting the following Sections of Article 4 of the Indenture and all references thereto and obligations thereunder: 4.03, 4.06, 4.07, 4.08, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18, 4.19 and 4.20, in each case in its entirety, and replacing each such Section with the following: “Intentionally omitted.”

(d) The Indenture is hereby amended with respect to the Notes, by deleting the following Section of Article 6 of the Indenture and all references thereto and obligations thereunder: 6.15 in its entirety, and replacing such Section with the following: “Intentionally omitted.”

(e) The Indenture is hereby amended with respect to the Notes, by deleting the following Section of Article 9 of the Indenture and all references thereto and obligations thereunder: 9.06, in its entirety, and replacing such Section with the following: “Intentionally omitted.”

(f) The Indenture is hereby amended with respect to the Notes, by deleting clauses (3), (4), (5), (6), (7), (8) and (10) of Section 6.01 of the Indenture and all references thereto and obligations thereunder, in each case in its entirety, and replacing each such clause with the following: “Intentionally omitted.”

(g) Notwithstanding the elimination of Section 4.10 as provided for in this Section 2, nothing shall impair, or be deemed to impair, the existing Note Guarantees of the Guarantors under the Indenture.

(h) Any defined terms that are contained in the Indenture, the Notes or the Note Guarantees but are no longer used as a result of the amendments made by this Supplemental Indenture are hereby eliminated in the Indenture with respect to the Notes. The definition of any defined term used in the Indenture, the Notes or the Note Guarantees where such definition is set forth in any of the sections or subsections of the Indenture that are eliminated by this Supplemental Indenture and the term it defines is still used in the Indenture, the Notes or the Note Guarantees shall be deemed to become part of, and defined in, Section 1.01 of the Indenture. Any cross-references that are contained in the Indenture, the Notes or the Note Guarantees but are no longer applicable as a result of the amendments made by this Supplemental Indenture are hereby eliminated in the Indenture with respect to the Notes.

(i) Any and all references in the Indenture to the deleted provisions referred to in this Section 2 will also be deleted in their entirety with respect to the Notes, as necessary or appropriate in light of the amendments to the Indenture contained herein. Any provisions contained in the Notes or the Note Guarantees that relate to any provision of the Indenture as amended shall likewise be amended so that any such provision contained in the Notes or the Note Guarantees with respect to the Notes will conform to, and be consistent with, any provision of the Indenture as amended.

3. Effect and Operation of Supplemental Indenture. This Supplemental Indenture shall be effective and binding immediately upon its execution by the Company and the Trustee, and thereupon this Supplemental Indenture shall supplement and form a part of the Indenture for all purposes, and every Holder of the Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound hereby. Except as modified and amended by this Supplemental Indenture, all provisions of the Indenture shall remain in full force and effect. Notwithstanding the foregoing, the proposed amendments in this Supplemental Indenture shall become operative only upon the purchase by the Company of at least a majority of the principal amount of Notes tendered pursuant to the Tender Offer.

4. Indenture and Supplemental Indenture Construed Together. This Supplemental Indenture is an indenture supplemental to, and in implementation of, the Indenture, and the Indenture and this Supplemental Indenture shall henceforth be read and construed together. Except as expressly modified herein, the Indenture is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

5. Trust Indenture Act Controls. If any provisions hereof limit, qualify or conflict with any provisions of the Trust Indenture Act of 1939 (the “TIA”) required under the TIA to be a part of or govern this Supplemental Indenture, the provisions of the TIA shall control. If any provision hereof modifies or excludes any provision of the TIA that pursuant to the TIA may be so modified or excluded, the provision of the TIA as so modified or excluded hereby shall apply.

6. No Recourse Against Others. No past, present or future director, officer, employee, incorporator or stockholder of the Company or of any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Indenture, the Notes or, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation.

7. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

8. Counterparts. The parties may sign any number of copies of this Supplemental Indenture (including facsimile transmission or portable document format). Each signed copy shall be an original, but all of them together represent the same agreement.

9. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

10. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of, and makes no representations as to, the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written above.

HUNTINGTON INGALLS INDUSTRIES, INC.,
as Issuer

By:	/s/ D.R. Wyatt
	Name:	D.R. Wyatt
	Title:	Corporate Vice President and Treasurer

[Signature Page to Eleventh Supplemental Indenture]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written above.

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Laurence J. O’Brien
	Name:	Laurence J. O’Brien
	Title	Vice President

[Signature Page to Eleventh Supplemental Indenture]